Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. PRODUCES $0.2 MILLION OF NET

INCOME IN THE SECOND QUARTER 2013 ON

REVENUE OF $2.1 MILLION

Richardson, Texas — August 8, 2013 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2013.

Intrusion’s net income was $0.2 million in the second quarter 2013, which was approximately the same as the second quarter 2012.

Revenue for the second quarter 2013 was $2.1 million compared to $1.9 million in the second quarter 2012.

Gross profit margin was 65 percent of revenue in the second quarter of 2013 compared to 60 percent in the second quarter 2012.

Intrusion’s second quarter 2013 operating expenses were $1.1 million compared to $0.9 million in the second quarter 2012.

As of June 30, 2013, Intrusion reported cash and cash equivalents of $0.5 million, a working capital deficiency of $1.5 million and debt of $1.7 million.

“We are pleased to report, that our new Savant-TraceCop product generated $0.6 million of revenue in the second quarter 2013,” stated G. Ward Paxton, President and CEO of Intrusion.  “Also, we booked $1.7 million of orders in the second quarter and have already booked $2.1 million of orders in the third quarter 2013,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 15, 2013 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 29125100.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$545	$52
Accounts receivable	1,171	946
Inventories, net	24	5
Prepaid expenses	42	48
Total current assets	1,782	1,051

Property and equipment, net	252	260
Other assets	53	48
TOTAL ASSETS	$2,087	$1,359

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,123	$707
Dividends payable	357	279
Line of credit payable	—	130
Obligations under capital lease, current portion	92	96
Deferred revenue	133	52
Loan payable to officer	1,530	—
Total current liabilities	3,235	1,264

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	95	116

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220
Liquidation preference of $1,224 as of June 30, 2013	778	778
Series 2 shares issued and outstanding — 460
Liquidation preference of $1,284 as of June 30, 2013	724	724
Series 3 shares issued and outstanding — 354
Liquidation preference of $862 as of June 30, 2013	504	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,182
Outstanding shares — 12,172	122	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,884	55,837
Accumulated deficit	(58,786)	(59,047)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,243)	(1,551)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,087	$1,359

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$2,073	$1,949	$3,850	$3,347
Cost of revenue	726	788	1,361	1,403

Gross profit	1,347	1,161	2,489	1,944

Operating expenses:
Sales and marketing	435	299	747	699
Research and development	378	314	777	711
General and administrative	297	310	640	621

Operating income (loss)	237	238	325	(87)

Interest expense, net	(32)	(26)	(63)	(53)

Income (loss) before income taxes	205	212	262	(140)

Income tax provision	—	—	—	—

Net income (loss)	$205	$212	$262	$(140)

Preferred stock dividends accrued	(38)	(38)	(78)	(75)
Net income (loss) attributable to common stockholders	$167	$174	$184	$(215)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$0.01	$0.02	$(0.02)
Diluted	$0.01	$0.01	$0.01	$(0.02)

Weighted average common shares outstanding:
Basic	12,172	12,007	12,172	11,980
Diluted	13,893	13,962	13,893	11,980